Exhibit 99.1

Contact: Vance Meyer

(904) 366-2949

CSX CORPORATION PURCHASES

TENDERED CONVERTIBLE DEBENTURES

JACKSONVILLE, Fla. – Oct. 31, 2005 – CSX Corporation (NYSE: CSX) announced today that it was required to purchase only $4,000.00 aggregate principal amount at maturity of its Zero Coupon Convertible Debentures due October 30, 2021. CSX purchased each tendered debenture at its accreted value of $852.48 per $1,000 principal amount at maturity (approximately $3,400.00 in the aggregate). As a result, approximately $548 million aggregate principal amount at maturity of the debentures remain outstanding.

CSX Corporation, based in Jacksonville, Fla., owns companies providing rail, intermodal and rail-to-truck transload services that are among the nation’s leading transportation companies, connecting more than 70 river, ocean and lake ports, as well as more than 200 short line railroads. Its principal operating company, CSX Transportation Inc., operates the largest railroad in the eastern United States with a 22,000-mile rail network linking commercial markets in 23 states, the District of Columbia, and two Canadian provinces. CSX Intermodal is a stand-alone integrated intermodal company, serving customers with its own truck and terminal operations plus a dedicated domestic container fleet. More information about CSX Corporation and its subsidiaries is available at the company’s website, www.csx.com.

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